                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    -----------------------------------------

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                         NOBEL EDUCATION DYNAMICS, INC.
                                (Name of issuer)

                     Common Stock, Par Value $.001 Per Share
                           ---------------------------
                         (Title of class of securities)

                                    65488410

                                 (CUSIP number)


                               Hugh Steven Wilson
                                Latham & Watkins
                        633 West Fifth Street, Suite 4000
                       Los Angeles, California 90071-2007
                                 (213) 485-1234

                 ----------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                  June 1, 1998
               --------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]


                               Page 1 of 26 Pages
                           Exhibit Index is on Page 19

                                  SCHEDULE 13D

CUSIP No.  65488410

1.      Name of Reporting Person

        KU LEARNING, L.L.C.

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        WC, AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        Delaware

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No.  65488410

1.      Name of Reporting Person

        EDU, L.L.C.

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        WC, AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        Delaware

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No.  65488410

1.      Name of Reporting Person

        KNOWLEDGE UNIVERSE, L.L.C.

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        WC, AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        Delaware

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

  * Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No. 65488410

1.      Name of Reporting Person

        ET HOLDINGS, L.L.C.

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        Delaware

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,000.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                     SCHEDULE 13D

CUSIP No. 65488410

1.      Name of Reporting Person

        ET CONSOLIDATED, L.L.C.

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        Delaware

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,000.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No. 65488410

1.      Name of Reporting Person

        HAMPSTEAD ASSOCIATES, L.L.C.

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        Delaware

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No.  65488410

1.      Name of Reporting Person

        MOLLUSK HOLDINGS, LLC

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        California

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No. 65488410

1.      Name of Reporting Person

        CEPHALOPOD CORPORATION

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        California

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        CO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No.  65488410

1.      Name of Reporting Person

        LAWRENCE INVESTMENTS, LLC

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        California

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No. 65488410

1.      Name of Reporting Person

        LAWRENCE J. ELLISON

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        U.S.

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        IN

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No.  65488410

1.      Name of Reporting Person

        RIDGEVIEW ASSOCIATES, LLC

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [ ]

6.      Citizenship or Place of Organization

        California

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        OO

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No. 65488410

 1.     Name of Reporting Person

        MICHAEL R. MILKEN

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [X]

6.      Citizenship or Place of Organization

        U.S.

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        IN

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                                  SCHEDULE 13D

CUSIP No. 65488410

 1.     Name of Reporting Person

        LOWELL J. MILKEN

2.      Check the Appropriate Box if a Member of a Group                 (a) [X]
                                                                         (b) [ ]

3.      SEC Use Only

4.      Source of Funds

        AF

5.      Check Box if Disclosure of Legal Proceedings is Required Pursuant to
        Items 2(d) or 2(e)                                                   [X]

6.      Citizenship or Place of Organization

        U.S.

                      7.     Sole Voting Power
                             -0-
Number of
Shares                8.     Shared Voting Power
Beneficially                 1,283,500.
Owned By
Each
Reporting             9.     Sole Dispositive Power
Person                       -0-
With
                      10.    Shared Dispositive Power
                             1,283,500.

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,283,500.

12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares[ ]

13.     Percent of Class Represented by Amount in Row (11)

        21.0%*

14.     Type of Reporting Person

        IN

* Based on 6,121,365 shares of Common Stock outstanding as of May 2, 1998, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

        This Amendment No. 1 to Schedule 13D relating to Nobel Education Dynamics, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D dated January 14, 1998 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

        Item 6 of the Schedule 13D is hereby amended and restated to read as follows:

        On June 1, 1998, Knowledge Universe, L.L.C. ("KU"), one of the Reporting Persons, signed a confidentiality agreement with the Company regarding KU's receipt of certain nonpublic information from the Company. Pursuant to such agreement, KU agreed, among other things, that without the Company's consent neither KU nor its affiliates will purchase securities of the Company for a period of six months if as a result of such purchase KU and its affiliates would own securities of the Company having the right to cast more than 50% of the total number of votes entitled to be cast by all shares of capital stock of the Company entitled to vote generally in elections of directors.

        Except as set forth above, none of the Reporting Persons, nor any of their members, executive officers or directors, has any contracts, arrangements, understandings or relationships with respect to securities of the Company.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        Item 7 of the Schedule 13D is hereby amended and restated to read as follows:

Exhibit 1 Joint Filing Agreement dated as of June 2, 1998.

Exhibit 2 Confidentiality Agreement dated as of May 8, 1998 between Knowledge Universe, L.L.C. and Nobel Education Dynamics, Inc.

                                    SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 2, 1998                KU LEARNING, L.L.C.,
                                    a Delaware limited liability company

                                    /s/  RONALD PACKARD
                                    --------------------------------------------
                                    By:  Ronald Packard
                                    Its: Vice President and Treasurer

                                    EDU, L.L.C.
                                    a Delaware limited liability company

                                    By:  HAMPSTEAD ASSOCIATES, L.L.C.,
                                         a Delaware limited liability company
                                    Its: Manager

                                    By:  RIDGEVIEW ASSOCIATES, LLC,
                                         a California limited liability company
                                    Its: Manager

                                    /s/  LOWELL J. MILKEN
                                    --------------------------------------------
                                    By:  Lowell J. Milken
                                    Its: Manager


                                    KNOWLEDGE UNIVERSE, L.L.C.,
                                    a Delaware limited liability company

                                    /s/  STANLEY E. MARON
                                    --------------------------------------------
                                    By:  Stanley E. Maron
                                    Its: Secretary

                                    ET HOLDINGS, L.L.C.
                                    a Delaware limited liability company

                                    /s/ STEVEN B. FINK
                                    --------------------------------------------
                                    By:  Steven B. Fink
                                    Its: President


                                    ET CONSOLIDATED, L.L.C.,
                                    a Delaware limited liability company

                                    By:  HAMPSTEAD ASSOCIATES, L.L.C.,
                                         a Delaware limited liability company
                                    Its: Manager

                                    By:  RIDGEVIEW ASSOCIATES, LLC,
                                         a California limited liability company
                                    Its: Manager

                                    /s/  LOWELL J. MILKEN
                                    --------------------------------------------
                                    By:  Lowell J. Milken
                                    Its: Manager


                                    HAMPSTEAD ASSOCIATES, L.L.C.,
                                    a Delaware limited liability company

                                    By:  RIDGEVIEW ASSOCIATES, LLC
                                         a California limited liability company
                                    Its: Manager

                                    /s/  LOWELL J. MILKEN
                                    --------------------------------------------
                                    By:  Lowell J. Milken
                                    Its: Manager

                                    MOLLUSK HOLDINGS, LLC,
                                    a California limited liability company

                                    By:  CEPHALOPOD CORPORATION
                                    Its: Manager

                                    /s/  LAWRENCE J. ELLISON
                                    --------------------------------------------
                                    By:  Lawrence J. Ellison
                                    Its: Chief Executive Officer

                                    CEPHALOPOD CORPORATION,
                                    a California Corporation

                                    /s/  LAWRENCE J. ELLISON
                                    --------------------------------------------
                                    By:  Lawrence J. Ellison
                                    Its: Chief Executive Officer

                                    LAWRENCE INVESTMENTS, LLC,
                                    a California limited liability company

                                    /s/  LOWELL J. MILKEN
                                    --------------------------------------------
                                    By:  Lawrence J. Ellison
                                    Its: Manager

                                    RIDGEVIEW ASSOCIATES, LLC,
                                    a California limited liability company

                                    /s/  LOWELL J. MILKEN
                                    --------------------------------------------
                                    By:  Lowell J. Milken
                                    Its: Manager

                                    /s/  MICHAEL R. MILKEN
                                    --------------------------------------------
                                    Michael R. Milken, an individual

                                    /s/  LOWELL J. MILKEN
                                    --------------------------------------------
                                    Lowell J. Milken, an individual

                                    /s/  LAWRENCE J. ELLISON
                                    --------------------------------------------
                                    Lawrence J. Ellison, an individual

                                  EXHIBIT INDEX

Exhibit 1             Joint Filing Agreement

Exhibit 2             Confidentiality Agreement